UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 29, 2008

BRONCO DRILLING COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-51471 (Commission File Number)	20-2902156 (I.R.S. Employer Identification Number)
16217 North May Avenue
Edmond, OK
(Address of principal		73013
executive offices)		(Zip code)
(405) 242-4444
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.
     The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 29, 2008, Bronco Drilling Company, Inc., a Delaware corporation (the “Company”) and its domestic subsidiaries entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Fortis Bank SA/NV, New York Branch, as administrative agent, joint lead arranger and sole bookrunner, and a syndicate of lenders, which include The Royal Bank of Scotland plc, The Prudential Insurance Company of America, The CIT Group/Business Credit, Inc., Caterpillar Financial Services Corporation, Natixis and Legacy Bank. The Credit Agreement provides for a revolving credit facility of up to $150 million, maturing on September 29, 2013. Revolving loans pursuant to the Credit Agreement bear interest, at the Company’s option, at 4% over LIBOR or 3% over the prime rate.
     The Credit Agreement also provides for a quarterly commitment fee of 0.5% per annum of the unused portion of the revolving credit facility, and fees for each letter of credit issued under the facility. The Company’s domestic subsidiaries have guaranteed the loans and other obligations under the Credit Agreement. The obligations under the Credit Agreement and the related guarantees are secured by a first priority security interest in substantially all of the assets of the Company and its domestic subsidiaries, as well as the equity interests of the Company’s direct and indirect subsidiaries.
     The Credit Agreement contains customary covenants for facilities of such type, including among other things covenants that restrict the Company’s ability to make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. The financial covenants are a minimum fixed charge coverage ratio of 1.05 to 1.00 for the four consecutive quarters ending March 29, 2009, 1.10 to 1.00 for the four consecutive quarters ending June 30, 2009, and 1.15 to 1.00 for the four consecutive quarters ending September 30, 2009 and each quarter thereafter, and a maximum total leverage ratio of 2.00 to 1.00. The Credit Agreement provides for mandatory prepayments under certain circumstances as more fully discussed in the Credit Agreement attached as an exhibit to this report.
     The Credit Agreement contains various events of default, including failure to pay principal and interest when due, breach of covenants, materially incorrect representations, default under certain other agreements, bankruptcy or insolvency, the occurrence of specified ERISA events, entry of enforceable judgments against the Company in excess of $3 million not stayed, and the occurrence of a change of control. If an event of default occurs, all commitments under the revolving credit facility may be terminated and all of the Company’s obligations under the Credit Agreement could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.
     The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the document attached as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1
Amended and Restated Credit Agreement, dated as of September 29, 2008, among Bronco Drilling Company, Inc., as Borrower, certain subsidiaries thereof, as Guarantors, the lenders from time to time party hereto, as Lenders, Fortis Bank SA/NV, New York Branch, as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, The Royal Bank of Scotland plc, as Joint Lead Arranger and Co-Syndication Agent, the Prudential Insurance Company of America, as Co-Syndication Agent, and The CIT Group/Business Credit, Inc. and Caterpillar Financial Services Corporation, as Co-Documentation Agents.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.
Date: September 29, 2008	By:	/s/ ZACHARY M. GRAVES
Zachary M. Graves
Chief Financial Officer

Exhibit Index

Number	Exhibit
10.1
Amended and Restated Credit Agreement, dated as of September 29, 2008, among Bronco Drilling Company, Inc., as Borrower, certain subsidiaries thereof, as Guarantors, the lenders from time to time party hereto, as Lenders, Fortis Bank SA/NV, New York Branch, as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, The Royal Bank of Scotland plc, as Joint Lead Arranger and Co-Syndication Agent, the Prudential Insurance Company of America, as Co-Syndication Agent, and The CIT Group/Business Credit, Inc. and Caterpillar Financial Services Corporation, as Co-Documentation Agents.